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                                                                       EXHIBIT 5

                              TROUTMAN SANDERS LLP
                                ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP

                             BANK OF AMERICA PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                          ATLANTA, GEORGIA 30308-2216
                            www.troutmansanders.com
                             TELEPHONE 404-885-3000
                             FACSIMILE 404-885-3900


Patricia A. Wilson                                     Direct Dial: 404-885-3242
patricia.wilson@troutmansanders.com                    Direct Fax: 404-962-6725




                               November 12, 1999


HIE, Inc.
1850 Parkway Place
Suite 1100
Marietta, Georgia 30067


Gentlemen:

         We have acted as counsel to HIE, Inc., a Georgia corporation (the "Company"), in connection with the registration for resale of 302,458 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, including associated preferred stock purchase rights (the "Common Stock"). The Shares are issuable upon conversion of certain outstanding shares of the Company's 8.5% Series B Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock"), as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") with respect to the secondary public offering of the Shares by certain selling shareholders.

         In the capacity described above, we have examined originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement, the form of Common Stock certificate, the Restated and Amended Articles of Incorporation (the "Articles") and the Bylaws of the Company as in effect on the date hereof, the form of Revised Subscription Agreement and Annex thereto with respect to the issuance and sale of the Preferred Stock and the registration of the Shares, corporate and other documents, records and papers and certificates of officers of the Company and public officials. In such examination, we have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.


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HIE, Inc.
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November 12, 1999




         On the basis of such examination, it is our opinion that the Shares, if, as and when issued upon conversion of the Preferred Stock in accordance with the relevant provisions of the Articles, will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

         We are members of the State Bar of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the related prospectus. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                               Very truly yours,
                                               /s/ Troutman Sanders LLP